Brazilian-Indio Services.com, Inc.
                         7410 S.W. Oleson Rd.  Ste. 325
                               Portland, OR 97223


November  12,  2001


Malone  &  Bailey,  PLLC
5444  Westheimer,  Suite  2080
Houston  TX  77056

Dear  Ladies  /  Gentlemen,

In connection with your review of the financial statements of Brazilian-Indio Services.com, Inc. as of September 30, 2001 and for the nine months then ended for the purpose of expressing limited assurance that there are no material modifications that should be made to the statements in order for them to be in conformity with generally accepted accounting principles, we confirm, to the best of our knowledge and belief, the following representations made to you during your review.

1. The financial statements referred to above present the financial position, results of operations, and cash flows of the company in conformity with generally accepted accounting principles. In that connection, we specifically confirm that:

a. The company=s accounting principles, and the practices and methods followed in applying them, are as disclosed in the financial statements.

b. There have been no changes during the period presented in the company=s accounting principles and practices.

c. We have no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

d. There are no material transactions that have not been properly reflected in the financial statements.

e. There are no material losses that have not been properly reflected in the financial statements.

f. There are no violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency, and there are no other material liabilities or gain or loss contingencies that are required to be accrued or disclosed.

g. The company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged.

h. There are no related party transactions or related amounts receivable or payable that have not been properly disclosed in the financial statements.

i. We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

j. No events have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in, the financial statements.

2. We have sent you copies of the minutes of all meetings of stockholders, board of directors, and committees of the board of directors. In addition, we have advised you of any actions taken at any such meetings for which minutes have not been prepared.

3. We have responded fully to all inquiries made to us by you during your review.


/S/_____________________                                    11-14-2001
Emiliano  Lakota                                               Date